Exhibit 99.3

RESOLUTION

OF THE BOARD OF DIRECTORS

OF OFFICEMAX INCORPORATED

WHEREAS, the Company maintains various short-term incentive plans (referred to as the “Short-Term Incentive Plans”) including without limitation the following plans:

•              2003 OfficeMax Incentive and Performance Plan

•              OfficeMax Incorporated Corporate Leadership Incentive Plan

•              OfficeMax Cash Incentive Plan

•              Commercial Field Sales District Manager, Region Manager, Sales Rep Plans

•              Commercial Telesales Rep, Supervisor and Manager Plans

•              Enterprise National Business Development Executive Plan

•              Enterprise Operations Leadership Incentive Plan

•              Enterprise Partner Advantage Sales Rep and Sales Manager Plans

•              Enterprise Sales Rep, District Sales Manager, General Sales Manager Plans

•              Enterprise Workspace Sales Rep and Sales Manager Incentive Plans

•              PowerMax Impact, Manager, and Supervisor Plans

•              Delivery Center Manager Plan

•              Field (Store) Store Manager, District and Territory Plans

•              Field (Store) Loss Prevention Management Plan

•              Field (Store) Loss Prevention Shrink (Supervisor and Hourly Employee) Plan

•              Mexico Management Plan

•              Print and Document Services (PDS, formerly CopyMax) Sales Rep, Corporate Account Manager, Sales Director, District Sales Manager, Strategic Account Manager, Sales Channel Manager Plans

•              Print and Document Services Operations Management Incentive Plan

•              Print and Document Services Power Incentive (Supervisors and Store Employees) Plan;

WHEREAS, the Short-Term Incentive Plans typically pay out any amounts earned thereunder shortly after the end of the relevant performance period unless the participant has made a valid election to defer receipt of all or any portion of a payment under an incentive plan in accordance with the terms of a Company nonqualified deferred compensation plan;

WHEREAS, new Section 409A of the Internal Revenue Code (“Section 409A”) imposes on plan participants a 20% penalty on payments of short-term deferrals paid more than 2½ months after the end of the performance period if the relevant plan does not contain a specific payment date; and

WHEREAS, pursuant to proposed IRS regulations under Section 409A, the 20% penalty on payments delayed more than 2½ months after the end of the performance period can be avoided if the relevant plan document contains a specified payment date if payments were delayed because it was administratively impracticable to make the payment by the end of the applicable 2½ month period, provided that payments are made as soon as reasonably practicable;

WHEREAS, Management has suggested amending the Short-Term Incentive Plans to reduce or eliminate the extent to which participants therein would be subject to the 20% penalty under Section 409A;

NOW, THEREFORE, IT IS RESOLVED, that effective January 1, 2005, all Short-Term Incentive Plans hereby are amended to include the following provision:

“Unless the Participant has made a valid election to defer receipt of all or any portion of a payment under this plan in accordance with the terms of a Company nonqualified deferred compensation plan, payment of awards hereunder shall be made no later than the later of (i) the date that is 2½ months from the end of the participant’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (ii) the date that is 2½ months from the end of the employer’s year in which the amount is no longer subject to a substantial risk of forfeiture.”

IT IS FURTHER RESOLVED, that the Company’s Vice President - Compensation, Benefits & HRIS is authorized to take whatever actions deemed necessary or desirable to effect the foregoing resolution.